As filed with the Securities and Exchange Commission on October 18, 2017

Registration No. 333-210496

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NeuroDerm Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

NeuroDerm Ltd.

Ruhrberg Science Building

3 Pekeris St.

Rehovot 7670212, Israel

+972 (8) 946-2729l

(Address and telephone number of Registrant’s principal executive offices)

NeuroDerm, Inc.

c/o Corporation Trust Center

1209 Orange Street

Wilmington, County of New Castle, Delaware 19801

(302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Colin J. Diamond, Esq. Gregory Pryor, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200 Fax: (212) 354-8113	David S. Glatt, Adv. Ronen Bezalel, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of NeuroDerm Ltd., a company organized under the laws of the State of Israel (the “Registrant”), that were registered on the following Registration Statement No. 333-210496 on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on March 31, 2016, pertaining to the registration of an unspecified number of ordinary shares, par value NIS 0.01, of the Registrant with aggregate maximum offering price of $200 million (“Shares”).

The Registrant entered into an Agreement and Plan of Merger, dated as of July 24, 2017, by and among the Registrant, Mitsubishi Tanabe Pharma Corporation, a Japanese corporation (“MTPC”), and MT Porto Ltd., an Israeli company and a wholly-owned subsidiary of MTPC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly-owned subsidiary of MTPC. The Merger became effective on October 18, 2017.

In connection with the Merger, the offerings of the Shares pursuant to the Registration Statement have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the Shares that had been registered but remained unsold at the termination of the offering, remove from registration any and all Shares of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, Israel, on October 18, 2017.

NeuroDerm Ltd.

By:	/s/ Oded S. Lieberman
Name: Oded S. Lieberman
Title: Chief Executive Officer and Director

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.